Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis may contain forward-looking statements that are subject to numerous risks and uncertainties, and our future results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the unaudited condensed consolidated financial statements and related notes and unaudited pro forma financial information included elsewhere in this Current Report on Form 8-K. The discussion should also be read together with “Selected Historical Financial Data of Getty Images”, “Unaudited Condensed Combined Pro Forma Financial Information”, “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the respective notes thereto, included in our effective Registration Statement on Form S-4, filed with the U.S. Securities and Exchange Commission on June 29, 2022 (the "S-4 Registration Statement"). Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or Getty Images refer to the business of Getty Images, Inc., and its consolidated subsidiaries prior to the consummation of the Business Combination, which is the business of New CCNB and its subsidiaries following the Closing.

Business overview and recent developments

In 1995, Mark Getty and Jonathan Klein co-founded the predecessor to Getty Images, Inc. in London. In September 1997, Getty Communications, as it was called at the time, merged with PhotoDisc, Inc. to form Getty Images, Inc.

Griffey Global Holdings, Inc. (“Griffey Holdings” or the “Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images. As Griffey Holdings does not have any operations, Getty Images and its subsidiaries collectively represent the operations of the Company.

Getty Images is a world leader in serving the visual content needs of businesses with over 495 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. New content and coverage is added daily, with 8-10 million new assets added each quarter and over 2.6 billion searches annually. The Company had more than 843,000 purchasing customers in almost every country in the world with websites in 23 languages bringing the world’s best content to media outlets, advertising agencies and corporations of all sizes and, increasingly, serving individual creators and prosumers.

In support of its content, Getty Images employs over 115 staff photographers and videographers, distributes the content of over 496,000 contributors and more than 300 premium content partners. Over 80,000 of our contributors are exclusive to the Company, creating content that can’t be found anywhere else. Each year, we cover more than 160,000 global events across news, sport and entertainment, providing a depth and breadth of coverage that is unmatched. Getty Images also maintains one of the largest and best privately-owned photographic archives in the world with over 135 million images across geographies, time periods and verticals.

Through our content and coverage, Getty Images moves the world — whether the goal is commercial or philanthropic, revenue-generating or society-changing, market-disrupting or headline-driving. Through our staff, our exclusive contributors and partners, and our expertise, data and research, Getty Images’ content grabs attention, sheds light, represents communities and reminds us of our history.

We offer comprehensive content solutions including a la carte (“ALC”) and subscription access to our pre- shot content and coverage, custom content and coverage solutions, digital asset management tools, data insights, research, and print offerings.

For over 27 years, Getty Images has embraced innovation; from analogue to digital, from offline to e-commerce, from stills to video, from single image purchasing to subscriptions, from websites to APIs. With quality content at the core of our offerings, we embrace innovation as a means to better service our existing customers and to reach new ones.

Creative

Creative, is comprised of royalty free (“RF”) photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth, breadth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 90 employees dedicated to providing briefing and art direction to our exclusive contributor community. Creative represents 63.6% and 66.1% of our revenue of which 46.3% and 40.5% is generated through our annual subscription products, for the six months ended June 30, 2022 and 2021, respectively. Annual Subscription products include all products and subscriptions with a duration of 12 months or longer, Unsplash API and Custom Content.

Editorial

Editorial, is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe and have one of the largest privately held archives globally with access to images from the beginning of photography. We invest in a dedicated editorial team of over 300 employees which includes over 115 staff photographers and videographers to generate our own coverage in addition to coverage from our network of primarily exclusive contributors and content partners. Editorial represents 34.8% and 32.2% of our revenue, of which 52.0% and 53.5% is generated through our annual subscription products, for the six months ended June 30, 2022 and 2021, respectively. Annual Subscription products include all subscriptions with a duration of 12 months or longer.

Other

Other represents 1.6% and 1.7% of our revenue for the six months ended June 30, 2022 and 2021, respectively. This includes music licensing, digital asset management and distribution services, print sales and data revenues.

We service a full range of customers through our industry-leading brands and websites:

Getty Images

Gettyimages.com offers premium creative content and editorial coverage, including video, with exclusive content, and customizable rights and protections. This site primarily serves larger enterprise agency, media and corporate customers with global customer support from our sales and service teams. Customers can purchase on an ALC basis or through our content subscriptions, including our “Premium Access” subscription, where we uniquely offer frictionless access across all of our content in one solution.

iStock

iStock.com is our budget-conscious e-commerce offering with access to creative stills and video, which includes exclusive content, to produce and maintain our customers’ visual communications. This site primarily serves small and mid- sized businesses (“SMB”), including the growing freelance market. Customers can purchase on an ALC basis or through a range of monthly and annual subscription options with access to an extensive amount of unique and exclusive content.

Unsplash

Unsplash.com is a platform offering free stock photo collections targeted to the high-growth prosumer and semi-professional creator segments. The Unsplash website reaches a significant and geographically diverse audience with 2021 monthly averages of more than 24 million users and 102 million image downloads. This acquisition, which closed on April 1, 2021, expanded our presence across the full spectrum of the world’s growing creative community.

In addition to our websites, customers and partners can access and integrate our content, metadata and search capabilities via our APIs and through a range of mobile apps and plugins.

We are a critical intermediary between content suppliers and a broad set of customers. We compete against a broad range of stock licensing marketplaces, editorial news agencies, creative agencies, production companies, staff and freelance photographers and videographers, photo and video archives, freelance marketplaces and amateur content creators, creative tools and services and free sources. Getty Images’ unique offering and approach offers a strong value proposition to our customers and content contributors.

For customers:

●	We offer a comprehensive suite of content, purchase and licensing options and services to meet the needs of our customers, regardless of project requirements, needs or budgets.
●	Our content sourcing and production, rights oversight, websites and content distribution are all supported by a unique, scalable cloud-based unified platform with powerful artificial intelligence/machine learning and data addressing all customers at scale.
●	Customers can avoid the costly investment and environmental impact of producing content on their own. This can include costs incurred from staffing, travel and access, model and location, hardware and production, and editing.
●	Customers do not have to wait for content to be produced and distributed and can avoid the difficulties and pitfalls of searching across the internet to locate and negotiate for rights to license or use specific content. Our best-in-class, scaled infrastructure offers customers a one-stop shop for instant content access and maneuverability.
●	Customers licensing from Getty Images and iStock receive trusted copyright claim protections, model and property releases and the ability to secure the necessary clearances for their intended use of the content.

For content contributors:

●	Access to a marketplace that reaches almost every country in the world, across all customer categories and sizes and generated annual royalties in excess of $220 million for the trailing twelve months ended June 30, 2022.
●	We maintain a dedicated and experienced creative insights team focused on understanding changes in customer demand, the visual landscape, the authentic portrayal of communities and cultures, and the evolution of core creative concepts. We work closely with leading organizations to augment our proprietary research and understanding of communities and cultures to provide content with authentic depiction. We convey this research to our exclusive contributors via actionable insights allowing them to invest in and create content that accurately caters to changing consumer demand and up to date market trends.
●	Not only do we provide exclusive contributors with scaled access to end markets and proprietary information, but we also provide premium royalty rates. This allows our exclusive contributors and partners to confidently invest more into their productions with the potential to generate higher returns.
●	Partnering with Getty Images allows contributors to focus on content creation and avoid time and financial investment in the marketing, sales, distribution and management of their content.

Unsplash Acquisition

On April 1, 2021, we acquired the entirety of Unsplash, Inc. (“Unsplash”), in exchange for $89.2 million in net cash funded through existing cash on hand plus an additional earnout potential of approximately $20.0 million based on revenue targets over two and three years. With more than 102 million images downloaded every month, the Unsplash platform powers the creativity of tens of millions of users via the Unsplash website and thousands of partner integrations through the Unsplash API. Through the combination of the Getty Images, iStock and Unsplash brands, and their corresponding websites and APIs, Getty Images is uniquely positioned to reach and enable creativity and communications across the full spectrum of the world’s growing creative community.

Impact of COVID-19

The COVID-19 pandemic has and is significantly impacting economies around the world. During this time, ensuring that our customers continue to have access to our extensive library of visual content, including the latest global news coverage and exclusive images, and that our employees remain safe is of utmost importance.

During the height of the pandemic in 2020 and for the majority of 2021, our global event coverage was negatively impacted as a result of wide-spread, COVID-19 related government, event organizer or league shut down or postponement of sports and entertainment events, adversely impacting our paid assignment and editorial licensing revenues. We have taken steps to ensure our employees remain safe and healthy, including enabling our employees to work from home whenever possible and we have been able to effectively deliver our services remotely. While COVID-19 is having significant worldwide impact, we remain confident that we have the right team and have taken the right steps to allow us to get through this difficult time.

The economic uncertainty caused by COVID-19 has had an impact on our customers, which resulted in an unfavorable impact to our revenue for the six months ended June 30, 2021, to varying degrees geographically. Due to the constantly changing and ongoing evolution of the COVID-19 pandemic and the impact on the operations of our customers, partners and contributors, we cannot predict with any level of certainty the impact on our business, financial condition, cash flows or results of operations, however, the COVID-19 pandemic had less of an impact on our financial results during the six months ended June 30, 2022 than our prior reporting since the onset of the COVID-19 pandemic.

See “Risk Factors — The effect of the COVID-19 pandemic on our operations, and the operations of our customers, partners and suppliers, has had, and is expected to continue to have an effect on our business, financial condition, cash flows and results of operations” in the S-4 Registration Statement.

Russia and Ukraine Conflict

Getty Images does not maintain a direct business or employee presence within Russia or Ukraine. Our in-country presence is limited to our editorial staff covering the conflict and broader consequences. Revenues generated through e-commerce and third-party licensing of our content within Russia and Ukraine represent less than 1% of our business. We do work with creative contributors within Ukraine and Russia, of which, the majority are non-exclusive to Getty Images. We continue to license their content and are complying with all sanctions and trade rules.

Closing of the Business Combination

On July 22, 2022 (the “Closing Date”), Getty Images Holdings, Inc., formerly known as Vector Holding, LLC, consummated the transactions contemplated in the Business Combination Agreement, dated December 9, 2021 (the “Business Combination Agreement”). Through a series of statutory conversions and mergers, Griffey Holdings survived the merger as an indirect wholly-owned subsidiary of Getty Images Holdings, Inc. (“Business Combination”).

On the Closing Date, Getty Images Holdings, Inc. issued, (a) an aggregate of 66,000,000 Class A Common Shares for aggregate gross proceeds of $660 million and (b). 20,000,000 Class A Common Shares and 3,750,000 Forward Purchase Warrants for an aggregate purchase price of $200 million. The foregoing transactions resulted in aggregate gross proceeds to the Company of approximately $865 million, which included approximately $5 million remaining in the trust account. The Company expects to use the proceeds to repay a portion of its outstanding indebtedness (inclusive of any applicable prepayment premiums) and retirement of the Redeemable Preferred Stock.

In addition to the consideration paid at Closing, Getty Images Holdings, Inc. will issue to equity holders of the Company an aggregate of up to 65,000,000 shares of Class A Common Stock, issuable upon the occurrence of the applicable vesting events. Each option to purchase shares of the Company (whether vested or unvested) was converted into a comparable option to purchase Class A Common Stock of Getty Images Holdings, Inc.

Key Operating Metrics (KPI)

The Key Operating Metrics outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and our ability to deliver shareholder return, track to financial targets and prioritize customer satisfaction. Note, KPI comparisons to periods prior to trailing twelve-months June 30, 2022 reflect some COVID-19 impact.

	June 30,
	2022	2021
LTM total purchasing customers (thousands)	843	749
LTM total active annual subscribers (thousands)	89	66
LTM paid download volume (millions)	93	85
LTM annual subscriber revenue retention rate	101.9%	98.7%
Image collection (millions)	474	443
Video collection (millions)	22	18
LTM video attachment rate[1]	12.2%	11.9%

1The underlying calculation of this metric was changed vs. previously reported metrics.  This change was made to exclude the impact of downloader activity from our free trial subscriptions which are skewed entirely to stills-only content.

Total purchasing customers is the count of total customers who made a purchase within the reporting period based on billed revenue. This metric provides management and investors with an understanding of both how we are growing our purchasing customer base and combined with revenue, an understanding of our average revenue per purchasing customer. This metric differs from total customers which is a count of all downloading customers, irrespective of whether they made a purchase in the period. The increase in total purchasing customers during the last twelve months (“LTM”) ended June 30, 2022 as compared to the LTM ended June 30, 2021 reflects growth in new customers, consistency of purchasing patterns of our existing customers and our ability to produce relevant content for our customers.

Total active annual subscribers is the count of customers who were on an annual subscription product during the LTM reporting period. This metric provides management and investors with visibility into the rate at which we are growing our annual subscriber base and is highly correlated to the percentage of our revenue that comes from annual subscription products. Growth in annual subscribers reflects the Company’s deliberate focus on expanding its subscription offerings for customers to provide comprehensive content solutions across all price points.

Paid download volume is a count of the number of paid downloads by our customers in the reported period. This metric informs both management and investors about the volumes at which customers are engaging with our content over time. Growth in paid download volumes is a signal that our content is meeting the evolving needs of our customers. Paid download volume increased in the LTM period ended June 30, 2022, as compared to the LTM period ended June 30, 2021.

Annual subscriber revenue retention rate calculates retention of total revenue for customers on an annual subscription products, comparing the customer’s total billed revenue (inclusive of both annual subscription and non-annual subscription products) in the LTM period to the prior twelve month period. For example, LTM annual subscriber booked revenue (the amount of revenue invoiced to customers) for the period ended June 30, 2022 was 101.9% of revenue from these customers in the period ended June 30, 2021. Revenue retention rate informs management and investors on the degree to which we are maintaining or growing revenue from our annual subscriber base. As we continue to focus on growing subscriptions as percentage of total revenue, revenue retention for these customers is a key driver of the predictability of our financial model with respect to revenue. LTM annual subscriber revenue retention rate increased for the period ended June 30, 2022, as compared to the period ended June 30, 2021.

Image and Video collection is a count of the total images and videos in our content library as of the reporting date. Management and investors can view growth in the size, both depth and breadth, of the content library as an indication of our ability to continue to expand our content offering with premium, high quality, contemporary content to meet the evolving needs of our customers. Image and video collections increased during the period ending June 30, 2022 as compared to the period ending June 30, 2021.

Video attachment rate is a measure of the percentage of total paid customer downloaders who are video downloaders. Customer demand for video content continues to grow and represents a significant opportunity for revenue growth for Getty Images. The video attachment rate provides management and investors with an indication of our customers’ level of engagement with our video content offering. Our expansion of video across our subscription products is focused on further increasing the attachment rate over time. The increase in video attachment rates from the LTM period ending June 30, 2021 to the period ending June 30, 2022 reflects the increase in video demand from our customers.

Executive summary

Revenue

We generate revenue by licensing content to customers through multiple license models and purchase options, as well as by providing related services to our customers. The key image licensing model in the pre-shot market is RF. Content licensed on a RF basis is subject to a standard set of terms, allowing the customer to use the image for an unlimited duration and without limitation on the use or application. Within our video offering, we also offer a licensing model known as Rights-Ready. The Rights-Ready model offers a limited selection of broader usage categories, thus simplifying the purchase process.

In addition to licensing imagery and video, we also generate revenue from custom content solutions, photo & video assignments, music content in some of our subscriptions, print sales, data licensing and licensing our digital asset management systems to help customers manage their owned and licensed digital content.

References to “reported revenue” in this discussion and analysis are to our revenue as reported in our historical audited consolidated financial statements for the relevant periods and reflect the effect of changes in foreign currency exchange rates. References to “currency neutral” (“Currency Neutral” or “CN”) revenue growth (expressed as a percentage) in this section refer to our revenue growth (expressed as a percentage), excluding the effect of changes in foreign currency exchange rates. See “— Non-GAAP Financial Measures” for additional information regarding Currency Neutral revenue growth (expressed as a percentage).

Cost of revenue (exclusive of depreciation and amortization shown separately below)

The ownership rights to the majority of the content we license are retained by the owners, and licensing rights are provided to us by a large network of content suppliers. When we license content entrusted to us by content suppliers, we pay royalties to them at varying rates depending on the license model and the use of that content that our customers select. Suppliers who choose to work with us under contract typically receive royalties of 20% to 50% of the total license fee we charge customers, depending on the basis on which their content is licensed by our customers. We also own the copyright to certain content in our collections (wholly-owned content), including content produced by our staff photographers for our editorial product, for which we do not pay any third-party royalties. Cost of revenue includes certain costs of our assignment photo shoots, but excludes amortization associated with creating or buying content. Cost of revenue consists primarily of royalties owed to content contributors, comprised of photographers, filmmakers, Image Partners and third party music content providers. We expect our cost of revenue as a percentage of revenue to vary modestly based on changes in revenue mix by product, as royalty rates vary depending on license model and use of content.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) primarily consists of staff costs, marketing expense, occupancy costs, professional fees and other general operating charges. We expect our selling, general and administrative expenses to increase in absolute dollars but remain relatively constant as a percentage of revenue in the near term. Absolute dollar spending will increase as we continue to expand our operations and hire additional personnel to support our growth, in addition to incurring incremental expenses to comply with the additional requirements of being a public company. Lastly, we expect our marketing to increase in absolute dollars but to stay relatively constant as a percentage of revenue. However, the Company will continue to evaluate opportunities to incrementally invest in marketing as may be appropriate.

Depreciation

Depreciation expense consists of internally developed software, content and equipment depreciation. We record property and equipment at cost and reflect balance sheet balances net of accumulated depreciation. We record depreciation expense on a straight-line basis. We depreciate leasehold improvements over the shorter of the respective lives of the leases or the useful lives of the improvements.

We expect depreciation expense to remain stable as we continue to innovate and invest in the design, user experience and performance of our websites.

Amortization

Amortization expense consists of the amortization of intangible assets related to acquired customer relationships, trademarks and other intangible assets. We expect amortization expense to decrease in the coming years as some of our intangibles become fully amortized.

Factors affecting results of operations

A shift in the product mix of our revenue may affect our overall cost of revenue as a percentage of revenue. Our revenues and profitability are also subject to fluctuations in foreign exchange rates. The weakening or strengthening of our reporting currency, the U.S. dollar, during any given period as compared to currencies that we collect revenues in, most notably, the Euro and British pound, impacts our reported revenues.

Our future financial condition and results of operation will also be dependent upon various factors that generally affect the digital content industry, including the general trends affecting the media, marketing and advertising customer bases that we target. In addition, our financial condition and results of operation will continue to be affected by factors that affect internet commerce companies and by general macroeconomic factors such as the global uncertainty caused by the COVID-19 pandemic.

Results of Operations

Comparison of the Six Months Ended June 30, 2022 and June 30, 2021

Consolidated statements of operations
(In thousands)	Six Months Ended June 30,		increase (decrease)
	2022	2021	$ change	% change
Revenue	$464,305	$442,614	$21,691	4.9%
Cost of revenue (exclusive of depreciation and amortization shown separately below)	127,012	120,544	6,468	5.4%
Selling, general and administrative expense	188,681	179,470	9,211	5.1%
Depreciation	24,891	25,831	(940)	(3.6)%
Amortization	24,110	24,554	(444)	(1.8)%
Other operating expense (income), net	3,568	(150)	3,718	NM
Operating expense	368,262	350,249	18,013	5.1%
Income from operations	96,043	92,365	3,678	4.0%
Interest expense	(59,586)	(61,167)	1,581	(2.6)%
Gain on fair value adjustment for swaps and foreign currency exchange contract - net	17,105	8,765	8,340	95.2%
Unrealized foreign exchange gains - net	38,234	12,679	25,555	201.6%
Other non-operating income, net	355	300	55	18.3%
Total other expense	(3,892)	(39,423)	35,531	(90.1)%
Income before income taxes	92,151	52,942	39,209	74.1%
Income tax expense	(28,349)	(10,673)	(17,676)	165.6%
Net income	$63,802	$42,269	$21,533	50.9%

NM - Not meaningful

Revenue by product

	Six Months Ended
(In thousands)	June 30,				increase / (decrease)
	2022	% of revenue	2021	% of revenue	$ change	% change	CN % change
Creative	295,067	63.6%	292,765	66.1%	2,302	0.8%	4.2%
Editorial	161,698	34.8%	142,509	32.2%	19,189	13.5%	17.0%
Other	7,540	1.6%	7,340	1.7%	200	2.7%	5.5%
Total revenue	$464,305	100.0%	$442,614	100.0%	$21,691	4.9%	8.3%

Consolidated Revenue. For the six months ended June 30, 2022, reported revenue was $464.3 million as compared to reported revenue of $442.6 million for the six months ended June 30, 2021. On a reported basis, revenue increased by 4.9% (8.3% CN) for the six months ended June 30, 2022. FX has negatively impacted the six months ended June 30, 2022 reported revenue growth by 340 basis points, largely driven by the strengthening dollar relative to the EUR and GBP.

Creative.  In Creative, revenue increased on a reported basis 0.8% (4.2% CN) for the six months ended June 30, 2022. Our Premium Access subscription like product showed growth compared to the prior six month period (increased by $7.6 million) as we continue to drive customers to our committed solutions. Additional increases were driven by our Unsplash acquisition that occurred in the second quarter of 2021 (increased by $5.2 million) and our increased outbound sales focus on corporate customers which stimulated strong growth within Custom Content (increased by $1.9 million). Offsetting these increases were declines in our Premium Royalty Free ALC product (decrease of $9.5 million) and iStock Credit products (decrease of $3.7 million) which was largely due to our continued focus on driving customers to our committed solutions.

Editorial. In Editorial, revenue increased on a reported basis 13.5% (17.0% CN) for the six months ended June 30, 2022. The increase was seen across both assignments (increased by $8.3 million) and editorial subscription and Premium Access offerings (increased $7.7 million). These increases were primarily driven by Entertainment (from the COVID-19 recovery we've seen since 2021) and Sport (which has grown beyond the pre-COVID periods and is performing at historically high levels).

Other. This category includes music licensing, digital asset management and distribution services, print sales, and data licensing revenues. Revenue for the six months ended June 30, 2022 from our Other product increased on a reported basis by 2.7% (5.5% CN). The increase for the six months ended June 30, 2022 was driven by our digital asset management and distribution services (increased by $0.7 million) and music licensing (increased by $0.3 million); which were partially offset by our print sales (decreased by $0.8 million).

Cost of revenue (exclusive of depreciation and amortization). Cost of revenue for the six months ended June 30, 2022 was $127.0 million (27.4% of revenue) compared to $120.5 million (27.2% of revenue) in the prior year period. The increase in cost of revenue as a percentage of revenue compared to the prior period was due primarily to revenue mix by product. Generally, cost of revenue rates will vary modestly period over period based on changes in revenue mix by product, as royalty rates vary depending on the license model and use of content.

Selling, general and administrative expense. Reported SG&A expense increased by $9.2 million or 5.1% (7.4% CN) for the six months ended June 30, 2022. SG&A fluctuations from the prior period include the following:

●	increase in marketing spend of 15.7% ($4.0 million) for the six months ended June 30, 2022. For the six months ended June 30, 2022, marketing spend as a percentage of sales increased to 6.2% from the six months ended June 30, 2021 ratio of 5.7%. These increases are due primarily to increased spend in digital marketing as we continue to invest in growth markets.
●	increase in computer related expenses of $2.2 million for the six months ended June 30, 2022. The increase is due primarily to our continued growth and related cloud storage needs.
●	increase in travel and entertainment expenses of $1.0 million for the six months ended June 30, 2022. The increases are primarily driven by travel related to the Olympics and Paralympics in Q1 2022, as well as the increase in editorial related travel activity post COVID. This is compared with the limited travel and entertainment expenses that were seen in 2021 due to the health and safety concerns surrounding COVID-19.

Depreciation expense. For the six months ended June 30, 2022, depreciation expense was $24.9 million which was in line with the prior year period.

Amortization expense. For the six months ended June 30, 2022, amortization expense was $24.1 million which was in line with the prior year period.

Other operating expense (income) - net. For the six months ended June 30, 2022, the increase in other operating expense, net from prior period was $3.7 million. The increase in expense was driven by the abandonment of some of our office space in North America as we continue to evaluate our global office space needs.

Interest expense. We recognized interest expense of $59.6 million and $61.2 million for the six months ended June 30, 2022 and June 30, 2021, respectively. Our interest expense primarily consists of interest charges on our outstanding Term Loans, Senior Notes, and the unused portion of our revolving credit facility as well as the amortization of original issue discount on our term loans and amortization of deferred debt financing fees.

Fair value adjustment for swaps and foreign currency exchange contract - net. We recognized fair value adjustment gains for our swaps and foreign currency exchange contracts, net of $17.1 million for the six months ended June 30, 2022, compared with net gains of $8.8 million for the six months ended June 30, 2021. Gains and losses are driven by changes in interest and foreign exchange rates, relative to the rates in our derivatives.

Unrealized Foreign exchange gains - net. We recognized foreign exchange gains, net of $38.2 million for the six months ended June 30, 2022, compared with gains of $12.7 million for the six months ended June 30, 2021. These changes are primarily driven by fluctuations in the EUR related to our EUR Term Loans.

Other non-operating income - net. We recognized insignificant amounts of other non-operating income, net for the six months ended June 30, 2022 and 2021.

Income tax expense. The Company’s income tax expense increased by $17.6 million to an expense of $28.3 million for the six months ended June 30, 2022, as compared to an expense of $10.7 million for the six months ended June 30, 2021. The Company’s effective income tax rate for the six months ended June 30, 2022 is 30.8%, as compared to 20.2% for the six months ended June 30, 2021. The increase in tax expense compared to the prior year is primarily due to changes in pre-tax income, valuation allowance, and a release of uncertain tax position reserve during the six months ended June 30, 2021.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Currency Neutral revenue growth (expressed as a percentage) and Adjusted EBITDA are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures.

Currency Neutral Revenue

Currency Neutral revenue growth (expressed as a percentage) excludes the impact of fluctuating foreign currency values pegged to the U.S. dollar between comparative periods by translating all local currencies using the current period exchange rates. We consistently apply this approach to revenue for all countries where the functional currency is not the U.S. dollar. We believe that this presentation provides useful supplemental information regarding changes in our revenue not driven by fluctuations in the value of foreign currencies.

Adjusted EBITDA

A reconciliation is provided below to the most comparable financial measure stated in accordance with GAAP. We define adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue.

(in thousands)	Six Months Ended June 30,
	2022	2021
Net income	$63,802	$42,269
Add/(less) non-GAAP adjustments:
Depreciation and amortization	49,001	50,385
Other operating expense (income) - net	3,568	(150)
Interest expense	59,586	61,167
Fair value adjustments, foreign exchange and other non operating income [1]	(55,694)	(21,744)
Income tax expense	28,349	10,673
Stock comp expense	3,131	3,201
Adjusted EBITDA	$151,743	$145,801
Net income margin	13.7%	9.5%
Adjusted EBITDA margin	32.7%	32.9%

(1) Fair value adjustments for our swaps and foreign currency exchange contracts, foreign exchange gains (losses) and other insignificant non-operating related expenses.

Liquidity and Capital Resources

Our sources of liquidity are our existing cash and cash equivalents, cash provided by operations and amounts available under our revolving credit facility. As of June 30, 2022 and December 31, 2021, we have cash and cash equivalents of $213.8 million and $186.3 million, respectively, and availability under our revolving credit facility, which expires in February 2024, of $80.0 million. Our principal liquidity needs include debt service and capital expenditures, as well as those required to support working capital, internal growth, and strategic acquisitions and investments.

Future cash needs

We expect to fund our ordinary course operating activities from existing cash and cash flows from operations and believe that these sources of liquidity will be sufficient to fund our ordinary course operations and other planned investing activities for at least the next 12 months and thereafter for the foreseeable future. From time to time, we may evaluate potential acquisitions, investments and other growth and strategic opportunities. While we believe we have sufficient liquidity to fund our ordinary course operations for the foreseeable future, our sources of liquidity could be affected by current and future difficult economic conditions, payment of certain restructuring costs, reliance on key personnel, international risks, intellectual property claims, the resolution of pending or future tax audits or other factors described herein under “Potential liability and insurance” and “Quantitative and qualitative disclosures about market risk.”

We may, from time to time, incur or increase borrowings under the revolving credit facility or issue new debt securities, if market conditions are favorable, to meet our future cash needs or to reduce our borrowing costs. We or our affiliates from time to time consider potential transactions intended to rationalize our Consolidated Balance Sheet. In connection with any such transactions, we may, among other things, seek to retire our outstanding notes or loans through cash purchases and/or exchanges for equity or other securities, in open market purchases, privately negotiated transactions, tenders or otherwise. Such repurchases, exchanges, or other transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The Company became a public reporting company as a result of the closing of the Business Combination on July 22, 2022. The remaining net proceeds from the Business Combination will primarily be used to reduce debt of the Company and therefore reduce our borrowing costs starting in the second half of 2022.

The Business Combination resulted in aggregate gross proceeds to the Company of approximately $865,000,000. As a result of the Business Combination, the previously outstanding Getty Images Preferred Shares were retired in full through a combination of a cash payment of approximately $615,000,000 and a rollover of $150,000,000 in the form of 15,000,000 shares of Company Class A Common Stock. Following the consummation of the Business Combination, the Company expects to use approximately $275,000,000 of cash to repay a portion of its outstanding indebtedness (inclusive of any applicable prepayment premiums), which when combined with the retirement of the preferred shares, will result in a reduction of approximately $1,000,000,000 of balance sheet liabilities. The Company is currently evaluating which indebtedness it will repay, but has not yet made a determination

Our liquidity may also be adversely affected by the resolution of pending or future tax audits. We may be subject to tax liabilities in excess of amounts reserved for liabilities for uncertain tax positions on our Consolidated Balance Sheet. In addition, certain jurisdictions in which we have current open tax audits require taxpayers to pay assessed taxes in advance of contesting, whether by way of litigation or appeal, an adverse determination or assessment by the relevant taxing authority. The amount of any such advance payment depends upon the amount in controversy and may be material, and payment of any such amount could adversely affect our liquidity. A jurisdiction that collects any such advance payment generally will repay such amounts if we ultimately prevail in the related litigation or appeal. See “Note 10 — Commitments and Contingencies” and “Note 17 — Income Taxes” to our December 31, 2021 consolidated financial statements for additional discussions of our pending tax audits and our uncertain tax positions and risks related thereto.

Cash Flows

	Six Months Ended June 30,		increase (decrease)
(Dollars in thousands)	2022	2021	$ change	% change
Net cash provided by operating activities	$80,304	$86,969	$(6,665)	(7.7)%
Net cash used in investing activities	$(32,372)	$(114,462)	$82,090	71.7%
Net cash used in financing activities	$(9,912)	$(12,249)	$2,337	19.1%
Effects of exchange rate fluctuations	$(11,178)	$(91)	$(11,087)	NM

NM - Not meaningful

Cash provided by operating activities was $80.3 million for the six months ended June 30, 2022 as compared to cash provided by operating activities of $87.0 million for the six months ended June 30, 2021. Net cash provided by operating activities for the six months ended June 30, 2022 is primarily due to net income of $63.8 million adjusted for noncash expenses of $23.0 million and a decrease in accounts receivable of $6.9 million, partially offset by a decrease in accrued expenses of $20.1 million.

Our investing activities used $32.4 million and $114.5 million in cash during the six months ended June 30, 2022 and 2021, respectively, which was used to acquire property and equipment. The property and equipment is mainly related to internal software development as we continue to innovate and invest in the design, user experience and performance of our websites. On April 1, 2021, we acquired Unsplash Inc. in exchange for $89.1 million in net cash plus an additional earnout potential of approximately $20.0 million based on revenue targets over two and three years, funded through existing cash on hand.

For the six months ended June 30, 2022 and 2021, our financing activities used $9.9 million and $12.2 million of cash, respectively. Financing activities for the six months ended June 30, 2022 includes equity issuance costs related to our proposed business combination and principal payments on our Term Loans.

Contractual obligations, guarantees and other potentially significant uses of cash

A summary of contractual cash obligations as of December 31, 2021 is as follows:

(Dollars in thousands)	2022-2023	2024-2025	2026 and thereafter	Total
Long-term indebtedness, including current portion and interest	$248,290	$248,309	$1,785,376	$2,281,975
Operating lease obligations[1]	26,089	24,076	32,745	82,910
Minimum royalty guarantee payments to suppliers of content[2]	83,028	62,100	29,493	174,621
IT Commitments	5,946	—	—	5,946
Other commitments	4,224	—	—	4,224
Total	$367,577	$334,485	$1,847,614	$2,549,676

1 Offsetting operating lease payments will be immaterial receipts for subleased facilities.

2 Offsetting the minimum royalty guarantee payments to content suppliers will be minimum guaranteed receipts from content suppliers.

The table above excludes the estimated the fair value of the Contingent Consideration of $14.8 million as of June 30, 2022 as the payout is not certain. See “Note 4 — Fair Value of Financial Instruments” within the consolidated financial statements for additional information.

As of June 30, 2022, we signed a new lease for office space effective as of March of 2022 which increased our commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring. There were no other material changes to the commitments since December 31, 2021.

Capital expenditures

We have historically had a predictable level of capital expenditures, a significant portion of which has been discretionary and growth-related. Our capital expenditures have generally consisted of costs related to imagery and other content creation, capitalized labor for development of software, purchased computer hardware, and leasehold improvements. Content creation capital expenditures include capitalized internal and external labor for ingesting and editing creative content, image acquisition, buying image collections from photographers or Image Partners, and cameras, lenses and miscellaneous imaging equipment primarily for our editorial operations. Software includes computer software developed for internal use and consists of internal and external costs incurred during the application development stage of software development and costs of upgrades or enhancements that result in additional software functionality.

Off-balance sheet arrangements

From time to time, we may issue small amounts of letters of credit to provide credit support for leases, guarantees, and contractual commitments. The fair values of the letters of credit reflect the amount of the underlying obligation and are subject to fees competitively determined in the marketplace. As of June 30, 2022 and June 30, 2021, we had no material letters of credit outstanding or other off-balance sheet arrangements except for operating leases entered into in the normal course of business.

Effects of inflation and changing prices

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business and adversely affect our financial condition and results of operations.

Potential liability and insurance

We indemnify certain customers from claims related to alleged infringements of the intellectual property rights of third parties or misappropriation of publicity or personality rights of third parties, such as claims arising from copyright infringement or failure to secure model and property releases for images we license if such a release is required. The standard terms of these indemnifications require us to defend those claims upon notice and pay related damages, if any. We typically mitigate this risk by requiring all uses of licenses to be within the scope of our licenses, and by securing necessary model and property releases for Creative Stills content and by contractually requiring contributing photographers and other content partners to do the same prior to submitting any content to us, and by limiting damages/liability in certain circumstances. Additionally, we require all contributors and Image Partners, as well as companies that are potential acquisition targets to warrant that the content licensed to or purchased by us does not and will not infringe upon or misappropriate the rights of third parties. We also require contributing photographers, Image Partners and other content partners and sellers of businesses or image collections that we have purchased to indemnify us in certain circumstances where a claim arises in relation to an image they have provided or sold to us. Image Partners and other content partners are also typically required to carry insurance policies for losses related to such claims and individual contributors are encouraged to carry such policies and we have insurance policies to cover litigation costs for such claims. We will record liabilities for these indemnifications if and when such claims are probable and the range of possible payments and available recourse from content partners can be estimated, as applicable. Historically, the exposure to such claims has been immaterial, as were the recorded liabilities for intellectual property infringement at June 30, 2022 and 2021. As such, management believes the estimated fair value of these liabilities is minimal.

In the ordinary course of business, we also enter into certain types of agreements that contingently require us to indemnify counterparties against third-party claims. These may include:

●	agreements with vendors and suppliers, under which we may indemnify them against claims arising from our use of their products or services;
●	agreements with customers other than those licensing images, under which we may indemnify them against claims and uncollectible trade accounts receivable arising from their use of our products or services in their markets;
●	agreements with agents, delegates and distributors, under which we may indemnify them against claims arising from their distribution of our products or services;

●	real estate and equipment leases, under which we may indemnify lessors against third-party claims relating to use of their property;
●	agreements with directors and officers, under which we indemnify them to the full extent allowed by Delaware law against claims relating to their service to us; and
●	agreements with purchasers of businesses we have sold, under which we may indemnify the purchasers against claims arising from our operation of the businesses prior to sale.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at June 30, 2022 and 2021. We are subject to a variety of claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial statements, these matters are subject to inherent uncertainties and management’s judgment about these matters may change in the future. Additionally, we hold insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

Income taxes

We account for income taxes and accruals for uncertain tax positions using the asset and liability approach. Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of current and future taxes to be paid. Our judgments, assumptions, and estimates relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws and possible outcomes of future audits conducted by foreign and domestic tax authorities. Changes in tax law or our interpretation of tax laws and future tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

We conduct operations on a global basis and are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in evaluating and estimating our provision and accruals for these taxes. Our effective tax rate is subject to significant variation due to several factors, including variability in accurately predicting our taxable income and the geographical mix of our pre-tax earnings. In addition, we are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax liabilities. We record unrecognized tax benefits as liabilities in accordance with ASC 740, “Income Taxes” (“ASC 740”) and adjust these liabilities when our judgment changes as result of the evaluation of new information not previously available. Such amounts are based on management’s judgment and best estimate as to the ultimate outcome of tax audits.

Critical accounting policies and estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are:

●	the assumptions used to estimate unused capped subscription-based and credit-based products;
●	the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements;
●	the sufficiency of the allowance for doubtful accounts;
●	the assumptions used to assess the recoverability of goodwill;

●	the appropriateness of the valuation and useful lives of intangibles and other long-lived assets;
●	the assumptions used to estimate the Contingent Consideration;
●	the assumptions used to value equity-based compensation arrangements; and
●	the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the consolidated financial statements as well as the deferred tax asset valuation allowances;

These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from our estimates and assumptions.

Revenue recognition

Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to our content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.

We recognize revenue gross of contributor royalties because we’re the principal in the transaction as we are the party responsible for the performance obligation and we control the product or service prior to transferring to the customer. We also license content to customers through third-party delegates worldwide (approximately 3% of total revenues for the six months ended June 30, 2022 and 2021). Delegates sell our products directly to customers as the principal in those transactions. Accordingly, we recognize revenue net of costs paid to delegates. Delegates typically earn and retain 35% to 50% of the license fee, and we recognize the remaining 50% to 65% as revenue.

We maintain a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.

The Company recognizes revenue under the core principle to depict the transfer of control to our customers in an amount reflecting the consideration to which we expect to be entitled. In order to achieve that core principle, we apply the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.

The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in identifying the performance obligations and the standalone selling price of the performance obligations. At contract inception, we assess the product offerings in our contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items and if a customer can benefit from it on its own or with other resources that are readily available to the customer.

For digital content licenses, we recognize revenue on capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, we estimate expected unused licenses for capped subscription-based and credit-based products and recognize the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of our subscription products.

For uncapped digital content subscriptions, we have determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred. Management allocates the total contract consideration to each performance obligation based on a relative standalone selling price basis. We do not sell “existing content” and “future content” separately to the customer. We believe that the best estimate for value provided to the customer for each performance obligation is based on our customers’ historical content download and usage patterns. We determine the standalone selling price for each based on these observable patterns.

Revenue associated with hosted software services is recognized ratably over the term of the license.

Foreign currencies

Assets and liabilities for subsidiaries with functional currencies other than the U.S. dollar are recorded in foreign currencies and translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to “Other comprehensive income (loss)” (“OCI”), as a separate component of stockholder’s deficit. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in “Foreign exchange gain (losses) — net” in the Consolidated Statements of Operations. For the six months ended June 30, 2022 and 2021, the Company recognized net foreign currency transaction gains of $38.2 million and $12.7 million, respectively.

Accounts receivable, net

Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $6.1 million as of June 30, 2022 and $7.1 million as of June 30, 2021.

Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted. The allowance for sales returns is estimated based on historical returns as a percentage of revenue. Estimated sales returns are recorded as a reduction of revenue and were insignificant in all periods presented. Less than 6% of the recorded trade receivables were more than 90 days past-due as of June 30, 2022, compared to less than 8% at June 30, 2021. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many geographic areas.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs, or circumstances change that indicate the carrying value of the one reporting unit may not be recoverable. Circumstances that could indicate impairment and require impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions, a significant decline in the financial results of the Company’s operations, significant changes in strategic plans, adverse actions by regulators, unanticipated changes in competition and market share, or a planned disposition of a significant portion of the business. Management performs the annual goodwill impairment analysis as of October 1 each year. The Company performed a qualitative screen for its 2021 and 2020 goodwill impairment analyses. All of the factors above were considered as well as the indicated transaction equity value under the terms of the Business Combination Agreement, which was under negotiation at the time of the Company’s test. Given the significant headroom in excess of 100%, the Company passed a qualitative assessment in regard to goodwill impairment, determining that it is unlikely the fair value of the reporting unit is less than its carrying value. As circumstances change, it is possible that future goodwill impairment analysis could result in goodwill impairments, which would be included in the calculation of income or loss from operations.

Identifiable intangible assets

Identifiable intangible assets are assets that do not have physical representation but that arise from contractual or other legal rights or are capable of being separated or divided from the Company and sold, transferred, licensed, rented or exchanged. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, unless such life is determined to be indefinite. The remaining useful lives of identifiable intangible assets are reassessed each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. Potential impairment of identifiable intangible assets is evaluated annually or whenever circumstances indicate that the carrying value may not be recoverable through projected discounted or undiscounted cash flows expected to be generated by the asset. There have been no significant impairments or significant changes in estimated useful lives during any of the periods presented.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Impairment exists when the carrying value of an asset is not recoverable and exceeds its fair value. The carrying value of an asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The fair value of an asset is the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Impairments are included in other operating expenses or, if material, shown separately and included in the calculation of income from operations. There have been no significant impairments during any of the periods presented.

Contingent Consideration

The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration will be classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows.

Equity-Based Compensation

Equity-based compensation is accounted for in accordance with authoritative guidance for equity- based payments. This guidance requires equity-based compensation cost to be measured at the grant date based on the fair value of the award and recognized as expense over the applicable service period, which is the vesting period, net of estimated forfeitures. Compensation expense for equity-based payments that contain service conditions is recorded on a straight-line basis, over the service period of generally five years. Compensation expense for equity-based payments that contain performance conditions is not recorded until it is probable that the performance condition will be achieved. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results and future estimates may differ substantially from current estimates.

We use the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying share of our common stock, the expected term of the option, the expected volatility of the price of our common stock and risk-free interest rates.

As there is no public market for our common stock as of June 30, 2022, the expected volatility assumption for equity- based compensation is based on historical volatilities of the common stock of public companies with characteristics similar to those of the Company. The risk-free rate of return represents the implied yield available during the month the award was granted for a U.S. Treasury zero-coupon security issued with a term equal to the expected life of the awards. The expected term is measured from the grant date and is based on the simplified method calculation. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Certain of our employees are eligible to receive equity-based compensation based in shares of Getty Images pursuant to the Amended and Restated 2012 Equity Incentive Plan which authorizes equity awards to be granted for up to 32.0 million shares of common stock of Getty Images. Under this plan, certain of our employees were granted a combination of time-based and performance-based options. See “Note 14 — Equity-Based Compensation” of our December 31, 2021 audited consolidated financial statements included elsewhere in this offering memorandum for additional information. Each option to purchase shares of the Company (whether vested or unvested) was converted into a comparable option to purchase Class A Common Stock of Getty Images Holdings, Inc (See "Note 1 - Description of the Business").

Common Stock Valuations

Our Board of Directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of common stock at each grant date, including the following factors:

●	relevant precedent transactions including our capital transactions;
●	the liquidation preferences, rights, preferences, and privileges of our preferred stock relative to the common stock;
●	our actual operating and financial performance;
●	our current business conditions and projections;
●	our stage of development;
●	the likelihood and timing of achieving a liquidity event for the common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;
●	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;
●	the market performance of comparable publicly traded companies; and
●	U.S. and global capital market conditions.

In valuing our common stock, our Board of Directors determined the equity value of the business generally using the income approach and the market approach valuation methods. After the Equity Value is determined and allocated to the various classes of stock, a discount for lack of marketability (“DLOM”), is applied to arrive at the fair value of the common stock. A DLOM is applied based on the theory that as a private company, an owner of the stock has limited opportunities to sell this stock and any sale would involve significant transaction costs, thereby reducing overall fair market value.

In addition, the Board of Directors also considered any secondary transactions involving our common stock. In its evaluation of those transactions, the Board of Directors considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to the Company’s financial information.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

The fair value of our common stock will be determined based on the quoted market price on the New York Stock Exchange for subsequent reporting periods due to the closing of the Business Combination on July 22, 2022.

Income taxes

The Company computes income taxes and accruals for uncertain tax positions under the asset and liability method as set forth in the authoritative guidance for accounting for income taxes and uncertain tax positions. Deferred income taxes are provided for the temporary differences between the consolidated financial statement carrying amounts and the tax basis of the Company’s assets and liabilities and operating loss and tax credit carryforwards. The Company establishes a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizable deferred tax assets. The Company accounts for the global intangible low-tax income (“GILTI”) earned by foreign subsidiaries included in gross U.S. taxable income in the period incurred.

Quantitative and qualitative disclosures about market risk

Interest rate market risk

We are exposed to changes in LIBOR interest rates on the USD Term Loans of the senior secured credit facilities, subject to a minimum floor of 0.00%. As of June 30, 2022, the principal outstanding of our USD Term Loans of the senior secured credit facility was $992.6 million. As of June 30, 2022, the applicable LIBOR is above said floor. To offset our exposure to interest rate changes, Getty Images has entered into interest rate swap agreements with notionals of $355.0 million, as of June 30, 2022. These swap arrangements also have an embedded floor of 0.00%. Based on the principal outstanding, incorporating the effect of the swap agreements, as of June 30, 2022 each one eighth percentage point increase in the LIBOR rate hereafter would correspondingly increase our interest expense on the senior secured credit facilities by approximately $0.8 million per annum. We are also exposed to changes in EURIBOR interest rates on the senior secured term loan, subject to a minimum floor of 0.00%. As of June 30, 2022, the principal outstanding of our EUR Term Loans of the senior secured term was €419.0 million. As of June 30, 2022, the applicable EURIBOR is below said floor. Based on the principal outstanding as of June 30, 2022, each one eighth percentage point increase in the EURIBOR rate above the floor would correspondingly increase our interest expense on the senior secured credit facilities by approximately $0.5 million per annum.

Foreign currency market risk

We are exposed to foreign currency risk by virtue of our international operations. For each of the six months ended June 30, 2022 and 2021, we derived approximately 50% of our revenue from operations outside the United States. Getty Images and its subsidiaries enter into transactions that are denominated in currencies other than Getty Images' functional currency, including Euro and British pounds. Some of these transactions result in foreign currency denominated assets and liabilities that are revalued each month. Upon revaluation, transaction gains and losses are generated, which, with the exception of those related to long-term intercompany balances, are reported as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. Transaction gains and losses on foreign currency denominated long-term intercompany balances for which settlement is not planned or anticipated in the foreseeable future, are reported in “Accumulated other comprehensive” income in our consolidated balance sheets.

Transaction gains and losses arising from revaluation of assets and liabilities denominated in the same foreign currencies may offset each other, in part, acting as a natural hedge. Where our assets and liabilities are not naturally hedged, we may enter into non-exotic foreign currency exchange contracts to reduce our exposure to transaction gains and losses. These foreign exchange contracts are generally up to eighteen months in original maturity and primarily require the sale of either Euro or British Pounds and the purchase of U.S. dollars. The existing contracts have not been designated as hedges as defined by ASC 815, “Derivatives and Hedging,” and therefore gains and losses arising from revaluation of these forward contracts are recorded as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. These gains and losses generally offset, at least in part, the gains and losses of the underlying exposures that are being hedged.

As of June 30, 2022, the aggregate notional amounts outstanding under our foreign currency exchange contracts is $4.3 million. A hypothetical 10% strengthening of the Euro would have decreased the value of our hedges outstanding by $0.2 million for the period ended June 30, 2022, and a hypothetical 10% weakening of the Euro would have increased the value of our hedges outstanding by $0.2 million for the period ended June 30, 2022. A hypothetical 10% strengthening of the British Pound would have decreased the value of our hedges outstanding by $0.1 million for the period ended June 30, 2022, and a hypothetical 10% weakening of the British Pound would have increased the value of our hedges outstanding by $0.1 million for the period ended June 30, 2022. These hypothetical gains and losses would be offset, at least in part, by losses and gains incurred by the underlying exposures these contracts are hedging.

The statements of operations of foreign subsidiaries are translated into U.S. dollars, our reporting currency, at the prior month’s average daily exchange rate. When these exchange rates change from period to period, they cause fluctuations in reported results of operations that are not necessarily indicative of fundamental company operating performance but instead may reflect the performance of foreign currencies.

Recent Accounting Pronouncements

Please refer to “Note 2 — Summary of Significant Accounting Policies” in our condensed consolidated financial statements included in this filing for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.